EXHIBIT 99.2

MillerCoors LLC and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In millions)

(Unaudited)

	Nine Months Ended
	September 30, 2015	September 30, 2014
Sales	$6,826.9	$6,951.3
Excise taxes	(849.6)	(884.7)
Net sales	5,977.3	6,066.6
Cost of goods sold	(3,490.6)	(3,614.2)
Gross profit	2,486.7	2,452.4
Marketing, general and administrative expenses	(1,333.0)	(1,321.8)
Special items	(28.0)	(1.4)
Operating income	1,125.7	1,129.2
Other income (expense):
Interest expense, net	(1.0)	(1.0)
Other income, net	4.6	4.3
Total other income	3.6	3.3
Income before income taxes	1,129.3	1,132.5
Income taxes	(3.8)	(4.6)
Net income	1,125.5	1,127.9
Net income attributable to noncontrolling interests	(17.2)	(15.0)
Net income attributable to MillerCoors LLC	$1,108.3	$1,112.9
Other comprehensive income (loss):
Unrealized (loss) gain on derivative instruments	$(91.4)	$15.5
Reclassification adjustment on derivative instruments	25.8	25.0
Pension and other postretirement benefit adjustments	20.5	—
Amortization of net prior service credits and net actuarial losses	35.1	24.0
Other comprehensive income (loss)	(10.0)	64.5
Comprehensive income	$1,098.3	$1,177.4

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MillerCoors LLC and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions, except shares)

(Unaudited)

	As of
	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$13.6	$9.3
Accounts receivable, net	335.1	206.7
Due from affiliates	28.8	28.9
Inventories, net	468.0	492.0
Derivative financial instruments	—	0.9
Prepaid assets	78.0	57.5
Total current assets	923.5	795.3
Property, plant and equipment, net	2,806.9	2,810.2
Goodwill	4,360.1	4,360.1
Other intangible assets, net	1,771.8	1,825.3
Other assets	44.6	51.8
Total assets	$9,906.9	$9,842.7
Liabilities and Shareholders’ Investment
Current liabilities:
Accounts payable	$364.4	$289.9
Due to affiliates	8.7	8.9
Trade accrued expenses	321.4	307.6
Accrued payroll and related expenses	150.1	187.7
Current portion of pension and postretirement benefits	50.2	50.3
Other current liabilities	169.6	176.5
Derivative financial instruments	66.6	40.4
Total current liabilities	1,131.0	1,061.3
Pension and postretirement benefits	1,257.7	1,395.6
Long-term debt	1.7	1.7
Derivative financial instruments	46.4	23.7
Other liabilities	157.7	157.8
Total liabilities	2,594.5	2,640.1
Interest attributable to shareholders:
Capital stock (840,000 Class A shares and 160,000 Class B shares)	—	—
Shareholders’ capital	8,646.0	8,520.1
Retained earnings	—	—
Accumulated other comprehensive loss	(1,351.0)	(1,341.0)
Total interest attributable to shareholders	7,295.0	7,179.1
Noncontrolling interest	17.4	23.5
Total shareholders’ investment	7,312.4	7,202.6
Total liabilities and shareholders’ investment	$9,906.9	$9,842.7

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MillerCoors LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30, 2015	September 30, 2014
Cash flows from operating activities:
Net income	$1,125.5	$1,127.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	254.0	233.1
Share-based compensation	2.9	2.3
Loss (gain) on disposal of property, plant and equipment	16.0	(1.4)
Other	(5.4)	(1.1)
Change in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(128.3)	(82.1)
Inventories	24.0	(32.0)
Prepaid and other assets	(20.3)	(19.0)
Payables and accruals	60.8	132.4
Derivative financial instruments	(15.8)	8.3
Other liabilities	(82.3)	(74.2)
Net cash provided by operating activities	1,231.1	1,294.2
Cash flows from investing activities:
Additions to property, plant and equipment	(232.0)	(262.2)
Proceeds from disposal of property, plant and equipment	8.5	3.3
Other	9.3	—
Net cash used in investing activities	(214.2)	(258.9)
Cash flows from financing activities:
Net contributions and distributions to shareholders	(985.3)	(1,012.7)
Payments on debt	—	(0.9)
Net contributions and distributions to noncontrolling interests	(23.3)	(16.0)
Other	(4.0)	—
Net cash used in financing activities	(1,012.6)	(1,029.6)
Cash and cash equivalents:
Net increase in cash and cash equivalents	4.3	5.7
Balance of cash and cash equivalents at beginning of year	9.3	12.3
Balance of cash and cash equivalents at end of period	$13.6	$18.0

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MillerCoors LLC and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies

MillerCoors LLC and subsidiaries (“MillerCoors” or the “Company”) brews, markets and sells the MillerCoors portfolio of brands in the United States (“U.S.”) and Puerto Rico.  Its major brands include Coors Light, Miller Lite, Keystone, Miller High Life, and Blue Moon.  In addition, the Company brews for third parties under contract brewing arrangements and operates one Company-owned distributor.

MillerCoors is a joint venture combining the U.S. and Puerto Rican operations of SABMiller plc (“SABMiller”) and Molson Coors Brewing Company (“MCBC”) with Miller Brewing Company (“Miller”) and MC Holding Company LLC (“Coors”) being the direct owners of the Company (collectively, the “Shareholders”).  Miller and Coors each have a 50% voting interest in MillerCoors and a 58% and 42% economic interest, respectively.  SABMiller and MCBC have agreed that all of their U.S. and Puerto Rican operations will be conducted exclusively through the joint venture.  The joint venture commenced on July 1, 2008.  MillerCoors’ opening balances as of July 1, 2008, were based on contributions of assets and liabilities from the Shareholders recognized on a carryover basis.  If the Company were to dissolve, the Shareholders would receive proceeds pro rata in accordance with their shareholder capital accounts.

The accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, which are necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). Such unaudited interim condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2014, which are included in Exhibit 99 to MCBC’s Annual Report on Form 10-K for the year ended December 31, 2014, and have been prepared on a consistent basis with the accounting policies described in Note 1 of the notes to consolidated financial statements. The Company’s accounting policies did not change in the first three quarters of 2015.

The results of operations for the nine months ended September 30, 2015, are not necessarily indicative of the results that may be achieved for the full fiscal year.

2. New Accounting Pronouncements

New Accounting Pronouncements Not Yet Adopted

In July 2015, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance intended to simplify the measurement of inventory. The amendment requires entities to measure in-scope inventory at the lower of cost and net realizable value, and replaces the current requirement to measure in-scope inventory at the lower of cost or market, which considers replacement cost, net realizable value, and net realizable value less an approximate normal profit margin. This amendment will more closely align the measurement of inventory under U.S. GAAP with the measurement of inventory under International Financial Reporting Standards. This guidance is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2016. The amendment should be applied prospectively with early adoption permitted. The Company is currently evaluating the potential impact on the financial position and results of operations upon adoption of this guidance.

In May 2014, the FASB issued authoritative guidance related to new accounting requirements for the recognition of revenue from contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for the goods or services. In August 2015, the FASB deferred the effective date of the new revenue recognition standard for all entities by one year. As a result, the requirements of the new standard are effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. In conjunction with the deferral, the FASB will permit all entities to apply the new revenue recognition standard early, but not before the original effective date. The use of either a full retrospective or cumulative effect transition method is permitted. The Company has not yet selected a transition method and is currently evaluating the potential impact on the financial position and results of operations upon adoption of this guidance.

In May 2015, the FASB issued an amendment to the fair value measurement guidance that applies to reporting entities that elect to measure the fair value of an investment using the net asset value (“NAV”) per share (or its equivalent) practical expedient. Under the new guidance, investments for which fair value is measured, or are eligible to be measured, using the NAV per share practical expedient are excluded from the fair value hierarchy. The amendment also removes certain disclosure requirements for these investments, and is effective for reporting periods beginning after December 15, 2015, with early adoption permitted. This amendment will result in revisions to the presentation of the fair value hierarchy related to the Company’s employee retirement plans. There will be no impact on the financial position and results of operations of the Company upon adoption of this guidance.

In June 2014, the FASB issued authoritative guidance related to share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period.  The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.  The requirements of the new standard are effective for the Company beginning in fiscal year 2016.  This guidance is not anticipated to have a material impact on the consolidated financial position or results of operations of the Company.

Other than the items noted above, there have been no new accounting pronouncements not yet effective or adopted in the current year that are expected to have a significant impact, or potential significant impact, to the condensed consolidated financial statements of the Company.

3. Variable Interest Entities

Once an entity is determined to be a variable interest entity (“VIE”), the party with the controlling financial interest, the primary beneficiary, is required to consolidate the entity.  The Company has investments in VIEs, of which the Company has determined it is the primary beneficiary based on various characteristics of the arrangements, including, the Company’s position as the primary recipient of the output of the arrangements.  These are RMMC and RMBC (each as defined below).  Accordingly, the Company has consolidated these two joint ventures.

Authoritative guidance related to the consolidation of VIEs requires that the Company continually reassess whether the Company is the primary beneficiary of VIEs in which it has an interest. As such, the conclusion regarding the primary beneficiary status is subject to change, and the Company continually evaluates circumstances that could require consolidation or deconsolidation.

Rocky Mountain Metal Container

Rocky Mountain Metal Container (“RMMC”), a Colorado limited liability company, is a joint venture with Ball Corporation (“Ball”) in which the Company holds a 50% interest.  The Company has a can and end supply agreement with RMMC.  Under this agreement, the Company purchases substantially all of the output of RMMC.  RMMC manufactures cans and ends at the Company’s facilities, which RMMC is operating under a use and license agreement.  As RMMC is a limited liability company (“LLC”), the tax consequences flow to the joint venture partners.

Rocky Mountain Bottle Company

Rocky Mountain Bottle Company (“RMBC”), a Colorado limited liability company, is a joint venture with Owens-Brockway Glass Container, Inc. (“Owens”) in which the Company holds a 50% interest.  The Company has a supply agreement with RMBC under which the Company agrees to purchase output approximating the agreed upon annual plant capacity of RMBC.  RMBC manufactures bottles at the Company’s facilities, which RMBC is operating under a lease agreement.  As RMBC is a LLC, the tax consequences flow to the joint venture partners.

4. Share-Based Payments

As of September 30, 2015, the Company had three significant share-based compensation plans.

MillerCoors share appreciation rights

The Company issued MillerCoors share appreciation rights (“SARs”) to certain employees that were granted with an exercise price equal to the fair value of a share of its internally valued stock on the date of grant and were last issued during the year ending December 31, 2012.  The shares are valued using the income and market approaches.  The MillerCoors SARs have a term of seven to ten years and vest proportionally over 2½ to 5 years depending on the specific issuance.  The Company values the MillerCoors SARs using the Black-Scholes value model.  The Company accounts for the awards on a liability basis as the MillerCoors SARs are settled in cash.

Shareholder share appreciation rights

The Company issues Shareholder SARs to certain employees that are granted with an exercise price equal to the fair value of a share of the respective Shareholders’ stock on the date of grant and were first issued during the year ended December 31, 2013.  The shares are valued using published market prices.  The Shareholder SARs have a term of ten years and vest proportionally over three years.  The Company values the Shareholder SARs using the Black-Scholes value model.  The Company accounts for the awards on a liability basis as the Shareholder SARs are settled in cash.

Performance shares

Performance shares are granted to certain employees and are contingent upon achieving certain performance targets at the end of the performance period.  The performance period is generally three years and vesting occurs at the end of the performance period if the performance targets are achieved.  The ultimate number of performance shares awarded will be determined at the close of the performance period based on performance against the pre-determined targets for the specific grant.  Employees will receive a cash payment based on the number of performance shares awarded at the fair value of internally valued MillerCoors shares on the vesting date.  The Company accounts for the awards on a liability basis as the performance shares are settled in cash.

There was $17.6 million of unrecognized compensation cost related to the unvested shares based on the September 30, 2015, target performance assumptions and fair value of internally valued MillerCoors shares as of September 30, 2015. The following table summarizes components of the cash-based compensation recorded as expense related to the share-based compensation plans:

	Nine Months Ended
	September 30, 2015	September 30, 2014
	(In millions)
SARs	$1.7	$7.6
Performance shares	7.5	20.2
Total	$9.2	$27.8

The fair value of Shareholder SARs granted in 2015 and 2014 was determined on the date of grant using the Black-Scholes model with the following weighted-average assumptions:

	Nine Months Ended
	September 30, 2015	September 30, 2014
Expected life (in years)	6.7	6.4
Expected volatility	24.47%	23.50%
Dividend yield	1.70%	2.30%
Risk-free interest rate	1.49%	1.74%
Weighted average fair value (per share)	$13.20	$9.31

The risk-free interest rate utilized is based on benchmark yields with a maturity equal to the term of the grant.  Expected volatility is based on comparable company volatility over a period consistent with the expected life.  The dividend yield is 0% for the MillerCoors internally valued shares that do not pay dividends and is based on the average historic dividend yield for the Shareholders’ shares.  The expected life is estimated based upon observations of historical employee option exercise patterns and trends of the Shareholders.

SARs outstanding as of September 30, 2015 and the changes during the year are presented below:

	SARs	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
		(Per share)	(Years)	(In millions)
MillerCoors SARs
As of December 31, 2014	3,619,123	$10.63	5.6	$13.6
Granted	—
Exercised	(1,354,653)	10.56
Forfeited	—
As of September 30, 2015	2,264,470	$10.68	5.3	$8.5

Shareholder SARs
As of December 31, 2014	670,396	$47.51	8.7	$11.6
Granted	170,732	65.30
Exercised	(95,375)	47.18
Forfeited	(128,859)	52.81
As of September 30, 2015	616,894	$50.54	8.2	$10.8

SARs exercisable and unvested are presented below:

	SARs	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
		(Per share)	(Years)	(In millions)
MillerCoors SARs
SARs exercisable
September 30, 2015	2,264,470	$10.68	5.3	$8.5
December 31, 2014	3,619,123	$10.63	5.6	$13.6
SARs unvested
September 30, 2015	—	$—	—	$—
December 31, 2014	—	$—	—	$—

Shareholder SARs
SARs exercisable
September 30, 2015	282,908	$47.42	7.8	$5.7
December 31, 2014	116,040	$46.44	8.3	$2.2
SARs unvested
September 30, 2015	333,986	$54.26	8.6	$3.5
December 31, 2014	554,356	$47.74	8.8	$9.4

Total compensation cost related to unvested SARs not yet recognized was $2.3 million as of September 30, 2015.  This compensation expense is expected to be recognized over a weighted average period of approximately 1.8 years.

5. Special Items

The Company has incurred charges that either it does not believe to be indicative of its core operations, or believes are significant to its current operating results warranting separate classification. As such, the Company has separately classified these charges as special items within the unaudited condensed consolidated statement of operations. The table below summarizes special items:

	Nine Months Ended
	September 30, 2015	September 30, 2014
	(In millions)
Restructuring charges	$4.2	$1.4
Accelerated depreciation and asset write-offs	23.8	—
Total	$28.0	$1.4

During 2015, the Company announced the planned closure of the Eden Brewery in North Carolina.  Total special charges for the nine months ended September 30, 2015, related to the planned Eden closure were $28.0 million, including two months of accelerated depreciation on Eden fixed assets of $21.8 million. The Company expects to recognize additional net special charges related to the planned closure of the Eden Brewery through the planned closure date in September 2016.  The total net special charges associated with the planned Eden closure are expected to be approximately $150 to $200 million consisting primarily of accelerated depreciation and asset write offs. However, this estimated range contains significant uncertainty and actual results could differ materially from these estimates due to uncertainty regarding the ultimate net cost associated with the disposition of assets, restructuring charges, contract termination costs, and other costs associated with the planned closure.

During 2013, the Company implemented restructuring activities impacting approximately 200 salaried employees in order to reduce fixed costs. Related to this restructuring program, the Company recorded charges for the nine months ended

September 30, 2014, of $1.4 million. Severance costs included in total restructuring charges for the nine months ended September 30, 2014, were $0.4 million.  The remaining charges consist of relocation costs and other employee benefits which were incurred and paid during the nine months ended September 30, 2014.

The following table summarizes activities relating to restructuring accruals related to the 2013 and 2015 restructuring events described above and other unpaid contract termination costs related to the joint venture formation, which are included in other current liabilities and other liabilities on the unaudited condensed consolidated balance sheets:

	Severance costs	Contract termination costs	Total costs
	(In millions)
Total at December 31, 2014	$2.4	$0.3	$2.7
Charges incurred	4.2	—	4.2
Payments made	(2.4)	(0.1)	(2.5)
Total at September 30, 2015	$4.2	$0.2	$4.4

	Severance costs	Contract termination costs	Total costs
	(In millions)
Total at December 31, 2013	$9.8	$0.4	$10.2
Charges incurred	0.4	—	0.4
Payments made	(7.2)	(0.1)	(7.3)
Total at September 30, 2014	$3.0	$0.3	$3.3

6. Property, Plant and Equipment

Property, plant and equipment, net of the related accumulated depreciation, consists of the following:

	As of
	September 30, 2015	December 31, 2014(1)
	(In millions)
Land and improvements	$226.2	$211.2
Buildings and improvements	986.4	960.7
Machinery and equipment	4,619.4	4,453.7
Capitalized software	347.5	323.8
Containers	191.3	193.1
Construction in progress	299.2	359.2
Total property, plant and equipment at cost	$6,670.0	$6,501.7
Less: accumulated depreciation	(3,863.1)	(3,691.5)
Total property, plant and equipment, net	$2,806.9	$2,810.2

(1)         Amounts have been revised to reflect the correction of an immaterial error in the amounts previously disclosed in the notes to the Company’s consolidated financial statements existing since the inception of MillerCoors. These correcting adjustments do not impact the ending balance of property, plant and equipment, net as presented in the previously reported consolidated balance sheets; however, the total historical cost and accumulated depreciation balances previously included within the notes to the consolidated financial statements were each understated by an equivalent amount. As of December 31, 2014, and December 31, 2013, in previously issued financial statements, these balances were each understated by approximately $696 million. The above table reflects this correction as of December 31, 2014, and it will also be reflected in the notes to the consolidated financial statements when they are issued on a comparative basis with those as of and for the year ended December 31, 2015. This error also had no impact on the consolidated statements of operations, cash flows or shareholders’ investment for any period.

Depreciation of property, plant and equipment was $205.7 million and $184.2 million for the nine months ended September 30, 2015, and September 30, 2014, respectively. The nine months ended September 30, 2015 includes the impact of $21.8 million of accelerated depreciation related to the proposed Eden, North Carolina brewery closure which is recorded as a special item as further discussed in Note 5. Included in depreciation is software amortization of $25.5 million and $27.0 million for the nine months ended September 30, 2015, and September 30, 2014, respectively.

7. Income Tax

The Shareholders of the Company have elected to treat the Company as a partnership for U.S. federal and state income tax purposes.  Accordingly, the related tax attributes of the Company are passed through to the Shareholders and income taxes are payable by the Shareholders.

These unaudited condensed consolidated financial statements include an income tax provision related to state taxes as the Company is subject to income taxes in certain states or jurisdictions.

8. Inventories

Inventories, net of reserves, consist of the following:

	As of
	September 30, 2015	December 31, 2014
	(In millions)
Raw materials	$259.5	$270.1
Work in process	72.7	87.5
Finished goods	93.0	88.0
Spare parts	48.0	48.6
Other inventories	14.6	13.7
Total gross inventories	$487.8	$507.9
Inventory reserves	(19.8)	(15.9)
Total inventories, net	$468.0	$492.0

9. Goodwill and Intangible Assets

As of September 30, 2015, and December 31, 2014, the carrying value of goodwill resulted primarily from the Shareholders’ transactions prior to the formation of the joint venture.  The Company is required to perform goodwill impairment tests on at least an annual basis and more frequently in certain circumstances.  The Company completed the required annual goodwill impairment testing as of November 30, 2014.  As of the latest impairment testing date, the fair value of goodwill, as determined by a combination of discounted cash flow analyses and evaluations of values derived from earnings multiples of comparable public companies, was substantially in excess of its carrying value.  As such, there was no impairment.

The following tables present details of the Company’s finite lived intangible assets:

	As of September 30, 2015
	Useful life	Cost	Accumulated amortization	Net
	(Years)		(In millions)
Intangible assets subject to amortization:
Brands	8-40	$2,101.0	$(454.7)	$1,646.3
Distribution network	29	85.0	(38.0)	47.0
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(17.8)	4.2
Distribution rights	15-29	97.9	(28.5)	69.4
Other	15-39	13.7	(8.8)	4.9
Total		$2,354.6	$(582.8)	$1,771.8

	As of December 31, 2014
	Useful life	Cost	Accumulated amortization	Net
	(Years)		(In millions)
Intangible assets subject to amortization:
Brands	8-40	$2,101.0	$(413.4)	$1,687.6
Distribution network	29	85.0	(35.8)	49.2
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(16.8)	5.2
Distribution rights	15-29	104.2	(26.1)	78.1
Other	15-39	13.7	(8.5)	5.2
Total		$2,360.9	$(535.6)	$1,825.3

As of September 30, 2015, the estimated future amortization expense of intangible assets is as follows:

Fiscal year	Amount
(In millions)
2015 - remaining	$16.2
2016	$64.4
2017	$64.4
2018	$64.1
2019	$62.9

Amortization expense of intangible assets was $48.3 million and $48.9 million for the nine months ended September 30, 2015, and September 30, 2014, respectively.

10. Debt

The Company’s total long-term borrowings are comprised of the following:

	As of
	September 30, 2015	December 31, 2014
	(In millions)
Promissory notes	$1.7	$1.7
Total long-term debt (including current portion)	$1.7	$1.7
Less: current portion of long-term debt	—	—
Long-term debt	$1.7	$1.7

The Company holds promissory notes with Ball in regard to a loan agreement established as part of the RMMC joint venture.  The notes are the result of certain tax benefits received by Ball from the depreciation of assets purchased by the Company.  A calculation is performed annually to determine if a loan is made to or from Ball based on the most recent tax filings.  Loans made by the Company to Ball are immaterial in amount and netted against the loans from Ball.  The notes will become due at the earlier of (i) the tax benefits are no longer received by Ball, (ii) the dissolution of RMMC or (iii) an event of default.  Payments against this balance are not expected to be made in the foreseeable future.

11. Accumulated Other Comprehensive Income (Loss) (“AOCI”)

Changes in the components of AOCI are as follows:

	Gain (loss) on derivative instruments	Pension and other postretirement benefit adjustments	Accumulated other comprehensive income (loss)
	(In millions)
As of December 31, 2014	$(32.7)	$(1,308.3)	$(1,341.0)
Unrealized loss on derivative instruments	(91.4)	—	(91.4)
Reclassification of derivative losses to income	25.8	—	25.8
Prior service credit/plan amendments	—	20.5	20.5
Amortization of net prior service credits and net actuarial losses to income	—	35.1	35.1
Net current-period other comprehensive (loss) income	(65.6)	55.6	(10.0)
As of September 30, 2015	$(98.3)	$(1,252.7)	$(1,351.0)

Reclassifications from AOCI to income:

	Nine Months Ended
	September 30, 2015	September 30, 2014		Location of gain (loss)
	Reclassifications from AOCI			recognized in income
	(In millions)
Gain (loss) on cash flow hedges:
Commodity swaps	$(25.8)		$(25.0)	Cost of goods sold
Net income (loss) reclassified	$(25.8)		$(25.0)

Amortization of defined benefit pension and other postretirement benefit plan items:
Prior service benefit (cost)	$4.8	$6.5	(1)
Net actuarial gain (loss)	(39.9)	(30.5	)(1)
Net income (loss) reclassified	$(35.1)		$(24.0)

Total income (loss) reclassified	$(60.9)		$(49.0)

(1)         These components of AOCI are included in the computation of net periodic pension and other postretirement benefit cost recognized in Cost of goods sold and Marketing, general and administrative expenses. See Note 14, “Pension and Other Postretirement Benefits” for additional details.

Only state tax would be applicable to certain AOCI activity presented in the above table, and thus tax impact has been deemed immaterial. See Note 7, “Income Tax” for further information.

12. Fair Value Measurements

Derivative assets and liabilities are financial instruments measured at fair value on a recurring basis.  Certain assets and liabilities are subject to review for impairment and are subject to fair value measurement on a non-recurring basis.  The guidance on fair value measurements and disclosures has been applied to these balances accordingly.

The authoritative guidance for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach).  The Company utilizes a combination of market and income approaches to value derivative instruments.  The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy.  The three levels of the hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

The tables below summarize the Company’s derivative assets and liabilities that were measured at fair value as of September 30, 2015, and December 31, 2014.

	Fair value measurements as of September 30, 2015
	Total	Level 1	Level 2	Level 3
	(In millions)
Commodity derivative liabilities	$(112.4)	$—	$(112.4)	$—
Foreign exchange liabilities	(0.6)	—	(0.6)	—
Total	$(113.0)	$—	$(113.0)	$—

	Fair value measurements as of December 31, 2014
	Total	Level 1	Level 2	Level 3
	(In millions)
Commodity derivative assets	$0.9	$—	$0.9	$—
Commodity derivative liabilities	(63.1)	—	(63.1)	—
Foreign exchange assets	(1.0)	—	(1.0)	—
Total	$(63.2)	$—	$(63.2)	$—

The Company recognizes the transfer of derivative instruments between the levels in the fair value hierarchy at the end of the reporting period.  As of September 30, 2015, there were no transfers between Level 1 and Level 2. New derivative contracts transacted during the nine months ended September 30, 2015, were all included in Level 2. The Company had no outstanding derivatives classified as Level 3 as of September 30, 2015, and December 31, 2014.

The Company endeavors to utilize the best available information in measuring fair value.  The derivative assets and liabilities are valued using the listed markets if market data for identical contracts exist or a combination of listed markets and published prices if market data for similar contracts exist.  As such, these derivative instruments are classified within Level 1 or Level 2, as appropriate.  The Company manages credit risk of its derivative instruments on the basis of its net exposure with each counterparty and has elected to measure the fair value in the same manner.

With the exception of barley supply contracts, the Company holds master netting arrangements with all counterparties, entitling it to the right of offset and net settlement for all contracts.  See Note 13, “Hedging Transactions and Derivative Financial Instruments,” for additional information.  The following tables present information about the Company’s gross derivative assets and liabilities as well as related offsetting to arrive at the net amount presented on the unaudited condensed consolidated balance sheets:

	Offsetting of derivative assets as of September 30, 2015
	Gross amounts of recognized assets	Gross amounts offset	Net amount of assets presented
	(In millions)
Description
Derivatives	$0.2	$(0.2)	$—
Total	$0.2	$(0.2)	$—

	Offsetting of derivative liabilities as of September 30, 2015
	Gross amounts of recognized liabilities	Gross amounts offset	Net amount of liabilities presented
	(In millions)
Description
Derivatives	$118.0	$(5.0)	$113.0
Total	$118.0	$(5.0)	$113.0

	Offsetting of derivative assets as of December 31, 2014
	Gross amounts of recognized assets	Gross amounts offset	Net amount of assets presented
	(In millions)
Description
Derivatives	$1.0	$(0.1)	$0.9
Total	$1.0	$(0.1)	$0.9

	Offsetting of derivative liabilities as of December 31, 2014
	Gross amounts of recognized liabilities	Gross amounts offset	Net amount of liabilities presented
	(In millions)
Description
Derivatives	$65.0	$(0.9)	$64.1
Total	$65.0	$(0.9)	$64.1

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities approximate fair value as recorded due to the short-term maturity of these instruments.  Assuming current market rates for similar instruments and considering non-performance risk, the carrying value of long-term debt approximated the fair value as of September 30, 2015, and December 31, 2014.

The Company utilizes market approaches to estimate the fair value of outstanding borrowings by discounting anticipated future cash flows derived from the contractual terms of the obligations and observable market interest rates.  All outstanding borrowings are valued based on significant observable inputs and would be classified as Level 2 in the fair value hierarchy.

13. Hedging Transactions and Derivative Financial Instruments

Overview and Risk Management Policies

In the normal course of business, the Company is exposed to fluctuations in commodity prices and foreign exchange rates.  These exposures relate to the acquisition of brewing materials, packaging materials, transportation surcharges and imported products.  The Company has established policies and procedures that govern the strategic management of these exposures through the use of a variety of financial instruments.  By policy, the Company does not enter into such contracts for trading purposes or for the purpose of speculation.

The Company’s objective in managing its exposure to fluctuations in commodity prices is to reduce the volatility in its cash flows and earnings caused by fluctuations in the commodity markets.  To achieve this objective, the Company enters into futures contracts, swaps, options, and purchased option collars.  In general, maturity dates of the contracts coincide with market purchases of the commodity.  The Company may also embed option features within its barley supply contracts that require bifurcation.  These embedded options are accounted for at fair value on the unaudited condensed consolidated balance sheets.  The Company may simultaneously enter into offsetting option contracts with financial counterparties that mirror the terms of the option feature in the supply contracts.  As of September 30, 2015, and December 31, 2014, the Company had financial commodity swaps and options in place to hedge certain future expected purchases of aluminum can sheet, aluminum cans, natural gas, electricity, and diesel fuel surcharge.  As of December 31, 2014, in addition to the above the Company also had financial commodity options to hedge certain future expected purchases of barley. These contracts are either marked-to-market, with changes in fair value recognized in cost of goods sold, or have been designated as cash flow hedges of forecasted purchases, and recognized in other comprehensive income (loss).

In order to manage exposure to fluctuations in foreign currency and to reduce the volatility in cash flows and earnings caused by fluctuations in foreign exchange rates, the Company enters into forward contracts.  The Company’s exposure to foreign exchange rates exists primarily with the European Euro and the Czech Koruna.  Maturity dates of the contracts generally coincide with the settlement of the forecasted transactions and these contracts are marked-to-market, with changes in fair value recognized in cost of goods sold.

As of September 30, 2015, the maturities of the Company’s derivative instruments ranged from one month to five years.  The following are notional transaction values for the Company’s outstanding derivatives, summarized by instrument type:

	Notional value
	As of
	September 30, 2015	December 31, 2014
	(In millions)
Instrument Type:
Swaps	$812.0	$550.6
Forwards	12.8	11.1
Options (1)	59.7	43.8
Total	$884.5	$605.5

(1)         Comprised of both buy and sell positions, shown in terms of absolute value.

The Company also enters into physical hedging agreements directly with its suppliers as a part of its risk management strategy.  The Company has concluded that some of these contracts are derivatives and has elected the “Normal Purchase Normal Sales” exemption.  As a result, these contracts do not need to be recorded on the unaudited condensed consolidated balance sheets.  For contracts which the Company elected the “Normal Purchase Normal Sales” scope exception, it appropriately documented the basis of its conclusion.  The Company also considers whether any provisions in its contracts represent “embedded” derivative instruments, as defined in the accounting standards, and applies the appropriate accounting.

Counterparty Risk and Collateral

Counterparty default risk is considered low because the types of derivatives that the Company enters into are either over-the-counter instruments transacted with highly rated financial institutions or highly liquid exchange-traded instruments with frequent margin posting requirements.  Additionally, bilateral collateral posting arrangements are in place with the Company’s counterparties, including some suppliers, which require posting of collateral if the fair values of its positions exceed certain thresholds.  These agreements call for the posting of collateral in the form of cash if a fair value loss position to the Company’s counterparties or the Company exceeds a certain amount, which varies by counterparty.

The Company has elected to present its cash collateral utilizing a gross presentation, in which cash collateral amounts held or provided are not netted against the fair value of outstanding derivative instruments.  The Company has no posted collateral as of September 30, 2015, and December 31, 2014.

Hedge Accounting Policies and Presentation

The majority of all derivatives entered into by the Company qualify for and are designated as cash flow hedges.

All derivatives are recognized on the unaudited condensed consolidated balance sheets at their fair value.  See discussion regarding fair value measurements in Note 12, “Fair Value Measurements.”  The effective portion of changes in the fair value of commodity derivative instruments qualifying as cash flow hedges are reported in other comprehensive income (loss) and are subsequently reclassified into earnings when the forecasted transaction affects earnings.  Gains and losses from the ineffective portion or the excluded component of any hedge are recognized in earnings immediately.  The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions, as required by the standards.  The Company formally assesses, both at hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods.  When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively.  When the Company discontinues hedge accounting prospectively, but it continues to be probable that the forecasted transaction will occur, the existing gain or loss on the derivative remains in AOCI and is reclassified into earnings when the original forecasted transaction affects earnings.  In a situation where it becomes probable that a hedged forecasted transaction will not occur, any gains and/or losses that have been recorded in AOCI would be immediately reclassified into earnings.  In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the unaudited condensed consolidated balance sheets until maturity, recognizing future changes in the fair value in earnings.

The Company records realized gains and losses from derivative instruments to the same financial statement line item as the hedged item/forecasted transaction.  Changes in unrealized gains and losses for derivatives not designated as a cash flow hedge are recorded directly in earnings each period and are recorded to the same financial statement line item as the associated realized (cash settled) gains and losses.  Cash flows from the settlement of derivatives, including both economic hedges and those designated in hedge accounting relationships, appear in the unaudited condensed consolidated statements of cash flows in the same categories as the cash flows of the hedged item.

Results of Period Derivative Activity

The tables below include the location and fair value of derivative instruments on the unaudited condensed consolidated balance sheets as of September 30, 2015, and December 31, 2014, and the impact of derivative instruments and their location in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2015, and September 30, 2014.

Fair Value of Derivative Instruments on the Unaudited Condensed Consolidated Balance Sheet

	Fair value as of
	September 30, 2015		December 31, 2014
	Assets	Liabilities	Assets	Liabilities
	(In millions)
Derivatives designated as hedging instruments:
Current:
Commodity contracts	$—	$(54.5)	$0.9	$(29.2)
Noncurrent:
Commodity contracts	—	(45.1)	—	(20.1)
Total derivatives designated as hedging instruments	$—	$(99.6)	$0.9	$(49.3)

Derivatives not designated as hedging instruments:
Current:
Commodity contracts	$—	$(11.5)	$—	$(10.3)
Foreign exchange contracts	—	(0.6)	—	(0.9)
Noncurrent:
Commodity contracts	—	(1.3)	—	(3.5)
Foreign exchange contracts	—	—	—	(0.1)
Total derivatives not designated as hedging instruments	$—	$(13.4)	$—	$(14.8)
Total derivatives	$—	$(113.0)	$0.9	$(64.1)

The Pretax Effect of Derivative Instruments in the Unaudited Condensed Consolidated Statement of Operations

	Nine Months Ended September 30, 2015
	Net gain (loss) recognized in OCI on derivative (Effective portion)	Net gain (loss) reclassified from AOCI into income (Effective portion)		Net gain (loss) recorded in income (Ineffective portion)
	Amount	Location	Amount	Location	Amount
	(In millions)
Derivatives in cash flow hedging relationships:
Commodity contracts	$(91.4)	Cost of goods sold	$(25.8)	Cost of goods sold	$6.8
Total	$(91.4)		$(25.8)		$6.8

	Nine Months Ended September 30, 2014
	Net gain (loss) recognized in OCI on derivative (Effective portion)	Net gain (loss) reclassified from AOCI into income (Effective portion)		Net gain (loss) recorded in income (Ineffective portion)
	Amount	Location	Amount	Location	Amount
	(In millions)
Derivatives in cash flow hedging relationships:
Commodity contracts	$15.5	Cost of goods sold	$(25.0)	Cost of goods sold	$(8.2)
Total	$15.5		$(25.0)		$(8.2)

		Nine Months Ended September 30
		2015	2014
	Location of net gain (loss) recognized in income on derivative	Amount of net gain (loss) recognized in income on derivative	Amount of net gain (loss) recognized in income on derivative
		(In millions)
Derivatives not in hedging relationship:
Commodity contracts	Cost of goods sold	$(8.5)	$(2.7)
Foreign exchange contracts	Cost of goods sold	(0.9)	(1.0)
Total		$(9.4)	$(3.7)

Included in the Company’s total net unrealized losses from commodity cash flow hedges as of September 30, 2015, are $52.4 million in unrealized net losses that are expected to be reclassified into earnings within the next twelve months.

14. Pension and Other Postretirement Benefits (“OPEB”)

	Nine Months Ended
	September 30, 2015			September 30, 2014
	Pension	OPEB	Consolidated	Pension	OPEB	Consolidated
	(In millions)
Net periodic pension and OPEB cost:
Service cost - benefits earned during the year	$0.2	$11.2	$11.4	$0.2	$11.4	$11.6
Administrative expenses	8.0	—	8.0	9.0	—	9.0
Interest cost on projected benefit obligation	84.3	22.9	107.2	93.4	23.6	117.0
Expected return on plan assets	(107.1)	—	(107.1)	(102.1)	—	(102.1)
Amortization of prior service cost (benefit)	—	(4.8)	(4.8)	—	(6.5)	(6.5)
Amortization of net actuarial loss (gain)	27.1	12.8	39.9	23.2	7.3	30.5
Net periodic pension and OPEB cost	$12.5	$42.1	$54.6	$23.7	$35.8	$59.5

During the nine months ended September 30, 2015, employer contributions to the pension and other postretirement benefit plans were $109.2 million and $28.5 million, respectively.  Total 2015 employer contributions to the pension and other plans are expected to be approximately $110 million and $48 million, respectively.

15. Transactions with Affiliates

Transactions with affiliates include service agreement arrangements, the purchase and sale of beer and other charges for goods and services incurred on behalf of related parties.

The Company participates in four service arrangements that began on July 1, 2008.  These agreements are with Miller and MCBC, in which the Company serves as both the recipient and provider of services.  Each service agreement is made between the two respective parties only.  However, for the services supplied to Miller, this also includes Miller Brewing International and other subsidiaries of Miller.  Services supplied to MCBC also include services to Coors Brewing Company and other subsidiaries of MCBC.  The service agreement charges and other costs to/from Miller and MCBC are as follows:

	Nine Months Ended
	September 30, 2015	September 30, 2014
	(In millions)
To Miller	$1.5	$1.0
To MCBC	$0.8	$0.8
From MCBC	$2.0	$1.7

Outside of the service agreement, affiliate transactions relate mainly to beer sales and purchases.  The following summarizes sales/purchases of beer, hops and other transactions to/from affiliates:

	Nine Months Ended
	September 30, 2015	September 30, 2014
	(In millions)
Sales of beer to Miller Brewing International	$67.4	$61.2
Sales of beer to MCBC	$30.9	$27.0
Purchases of beer from MCBC	$8.8	$10.1
Purchases of beer from SABMiller	$24.4	$27.0
Sales of hops to SABMiller	$3.4	$2.8

The Company leases water rights in Colorado for use at the Golden, Colorado, brewery from a MCBC subsidiary at no cost. The Company records costs for royalties to SABMiller for sales of certain of its licensed brands in the U.S. of $12.2 million and $8.6 million for the nine months ended September 30, 2015, and September 30, 2014, respectively. Costs recorded for services provided to RMMC from Ball were $3.3 million and $3.0 million for the nine months ended September 30, 2015, and September 30, 2014, respectively. Costs recorded for services provided to RMBC from Owens were $1.0 million and $1.3 million for the nine months ended September 30, 2015, and September 30, 2014, respectively.

Amounts due from affiliates are as follows:

	As of
	September 30, 2015	December 31, 2014
	(In millions)
SABMiller and subsidiaries	$21.5	$18.5
MCBC and subsidiaries	7.3	10.4
Total	$28.8	$28.9

Amounts due from SABMiller and subsidiaries represent open receivables under the contract brewing arrangement with Miller Brewing International, the service agreement and other charges for goods and services.  Amounts due from Molson Coors and subsidiaries relate to costs associated with export beer production, the service agreement and other charges for goods and services.

Amounts due to affiliates are as follows:

	As of
	September 30, 2015	December 31, 2014
	(In millions)
MCBC and subsidiaries	$1.7	$2.1
SABMiller and subsidiaries	7.0	6.8
Total	$8.7	$8.9

Amounts due to MCBC and subsidiaries relate mainly to the purchase of beer and charges for services provided under the service agreement.  Amounts due to SABMiller and subsidiaries include amounts owed for purchases of beer and charges for goods and services.  Other includes amounts owed to Graphic Packaging Corporation (“GPC”), which was a related party due to ownership of GPC and the Company by certain Coors family trusts and the Adolph Coors Foundation.  During 2014, certain Coors family trusts and the Adolph Coors Foundation sold their ownership of GPC and, from that point, GPC was no longer a related party of the Company.  The Company recorded costs of $89.2 million for the nine months ended September 30, 2014, for the purchase of packaging materials from GPC as a related party.

16. Commitments and Contingencies

The Company leases certain facilities and equipment under non-cancelable agreements pertaining to property, plant, and equipment accounted for as operating leases.  The commitments are with numerous vendors and the term of each commitment can vary in length from one to fifteen years.

Supply Contracts

The Company has various long-term supply contracts with unrelated third parties to purchase certain materials used in the brewing and packaging of its products.  The contracts are generally at market rate and the terms generally stipulate that the Company must use the designated supplier for an expected minimum percentage of its annual purchase requirements of the specified material.

Advertising and Promotions

The Company has entered into various long-term non-cancelable commitments pertaining to advertising, marketing services and promotions.  The commitments are with numerous vendors and the term of each commitment can vary in length from one year to several years.

Environmental

Periodically, the Company is involved in various environmental matters.  Although it is difficult to predict the Company’s liability with respect to these matters, future payments, if any, would be made over a period of time in amounts that would not be material to the Company’s financial position or results of operations.  The Company believes that adequate reserves have been provided for environmental costs that are probable as of September 30, 2015.

Letters of Credit

The Company had approximately $16 million outstanding in letters of credit, of which approximately $12 million supports insurance arrangements, as of September 30, 2015.  These letters of credit expire at various times throughout 2016 and contain a clause which will automatically renew them for an additional year if no cancellation notice is submitted.  The remaining approximate $4 million supports a tax increment financing agreement associated with the Company’s Chicago headquarters.  This letter of credit increases each December by approximately $1 million until 2016 and may be extended annually thereafter, with a final expiration of December 9, 2021.

Litigation and Other Disputes

The Company is involved in disputes and legal actions arising in the ordinary course of business.  While it is not feasible to predict or determine the outcome of these proceedings, management believes, based on a review with legal counsel, none of these disputes and legal actions is expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters, may arise from time to time that may harm the Company.  The Company believes adequate reserves have been provided for probable legal costs as of September 30, 2015.

17. Subsequent Events

The Company has evaluated subsequent events through the date that the unaudited condensed consolidated financial statements were issued, January 26, 2016, and has identified the following event to report:

On November 11, 2015, MCBC entered into a purchase agreement (the “Purchase Agreement”) with Anheuser-Busch InBev SA/NV (“ABI”) to acquire, contingent upon the closing of the acquisition of SABMiller plc by ABI pursuant to the transaction announced on November 11, 2015, all of SABMiller’s interest in MillerCoors and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico for $12.0 billion in cash, subject to downward adjustment as described in the Purchase Agreement (the “Acquisition”). Following the closing of the Acquisition, MCBC will own 100% of the outstanding equity interests of MillerCoors.

This subsequent event does not impact these unaudited condensed consolidated financial statements presented herein.